Exhibit 3.1
GENERAL MOTORS FINANCIAL COMPANY, INC.

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
GENERAL MOTORS FINANCIAL COMPANY, INC.
The undersigned, desiring to amend the Amended and Restated Certificate of Formation (as amended, the “Existing Certificate of Formation”) of General Motors Financial Company, Inc. (the “Corporation”), pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the “TBOC”), does hereby certify:

1.	The name of the filing entity is General Motors Financial Company, Inc.

2.	The filing entity is a Texas for-profit corporation.

3.	Article IV of the Existing Certificate of Formation is hereby amended in its entirety so as to read as follows:
“ARTICLE IV. SHARES
4.01 Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred fifty million, one thousand (250,001,000), consisting of (a) one thousand (1,000) shares of Common Stock, par value $1.00 per share (“Common Stock”), and (b) two hundred fifty million (250,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).
4.02 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix and determine, and hereby is expressly empowered to fix and determine, by resolution or resolutions, the designations, preferences, limitations and relative rights, including voting rights, of the shares of each such series, including but not limited to any of the following:

(a)	the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b)
subject to the last paragraph of this Article IV, whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

(c)
the dividends, if any, payable on such series and at what rates, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

GENERAL MOTORS FINANCIAL COMPANY, INC.

(d)	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, prices and other terms and conditions of such redemption;

(e)
the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(f)
whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and other terms and provisions relative to the operation thereof;

(g)
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange, provided, however, that no shares of any series shall be convertible into, or exchangeable for, shares of Common Stock or into shares of any other securities that are convertible into, or exchangeable for, shares of Common Stock;

(h)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the taking of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i)
the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or any other series of this class or of any other class; and

(j)	any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations and restrictions thereof.
The designations, preferences, limitations and relative rights of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the date from which dividends thereof shall be cumulative.
Except as set forth herein or as otherwise required by the TBOC, each outstanding share of Preferred Stock shall not be entitled to vote on any matter on which the shareholders of the Company shall be entitled to vote, and shares of any series of Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of shares of any series of Preferred Stock shall

GENERAL MOTORS FINANCIAL COMPANY, INC.

have the right to vote as a separate class on any amendment, waiver, repeal or modification of any provision of the Statement of Resolution creating such series of Preferred Stock to the extent provided in the Statement of Resolution creating such series of Preferred Stock.”

4.	The amendment made by this Certificate of Amendment has been made in accordance with the TBOC and has been approved in the manner required by the TBOC and the governing documents of the Corporation.

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GENERAL MOTORS FINANCIAL COMPANY, INC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 6th day of February, 2017.

/s/ Frank E. Brown III
Frank E. Brown III
Senior Vice President, Corporate Counsel and Secretary